ORIGINAL

                           INDEPENDENT SYSTEM OPERATOR

             SCHEDULING APPLICATIONS, SCHEDULING INFRASTRUCTURE AND
                                BUSINESS SYSTEMS

                                    CONTRACT

                                 No. ISO-97 [ ]

                       SA/SI/BS CONTRACT TABLE OF CONTENTS

1.   PARTIES .................................................  1
2.   AGREEMENT  ..............................................  1
3.   DEFINITIONS .............................................  2
4.   INTERPRETATION OF CONTRACT  .............................  7
5.   SCOPE OF WORK  ..........................................  7
6.   WORK  SCHEDULE ..........................................  8
7.   RISK OF LOSS ............................................  9
8.   TITLE ...................................................  9
9.   COMMERCIAL  TERMS ....................................... 10
10.  CONTRACT MODIFICATION  .................................. 19
11.  PROJECT MANAGEMENT   .................................... 20
12.  CODES AND STATUTES  ..................................... 23
13.  SUBCONTRACTORS  ......................................... 23
14.  PROPRIETARY INFORMATION AND MATERIAL   .................. 23
15.  PROPRIETARY RIGHTS AND LICENSES ......................... 25
16.  SOURCE CODE  ............................................ 28
17.  INSPECTION, TESTING AND ACCEPTANCE ...................... 28
18.  WARRANTIES  ............................................. 31
19.  SUPPLIER'S SYSTEM SUPPORT ............................... 34
20.  INFRINGEMENT PROTECTION  ................................ 35
21.  FITNESS FOR DUTY ........................................ 37

22.  INDEMNITY ............................................... 37

23.  INSURANCE ............................................... 39

24.  SAFETY NOTIFICATIONS .................................... 40

25.  LIMITATION OF LIABILITY ................................. 43

26.  DISPUTES ................................................ 44

27.  TERMINATION AT WILL ..................................... 46

28.  DEFAULTS AND TERMINATION  FOR CAUSE ..................... 47

29.  WAIVER .................................................. 49

30.  ASSIGNMENT .............................................. 49

31.  CONFLICT OF INTEREST/BUSINESS ETHICS .................... 50

32.  EQUAL OPPORTUNITY LAWS .................................. 51

33.  INJURY AND ILLNESS PREVENTION PROGRAM ................... 53

34.  SEVERABILITY ............................................ 43

35.  NOTICES ................................................. 54

36.  GOVERNING LAW ........................................... 55

37.  SECTION HEADINGS ........................................ 55

38.  SURVIVAL ................................................ 55

39.  ENTIRE AGREEMENT ........................................ 55

40.  REPRESENTATIONS ......................................... 55

Annex A:    Form of Guaranty
Annex B:    Customized Software and Recoupment Fees
Annex C:    Supplier Rates
Annex D:    Form of Letter of Credit
Annex E:    Software Maintenance Agreements
Annex F:    WSCC  Subregion Map

Annex G:     Third Party Software Licenses
Annex H:     Potential Conflicts of Interest
Annex I:     Purchaser's Equal Opportunity Purchasing Program Policy
Annex J:     Policy Regarding Small Business Concerns and Small Disadvantaged
             Business Concerns
Annex K:     Injury and Illness Prevention Program Compliance Certificate
Annex L:     Stage I DSOWs
             Volume I: Common   Sections
             Volume II: Scheduling Infrastructure
             Volume III: Scheduling Applications
             Volume IV:  Business Systems

THIS CONTRACT MADE as this 14th day of March, 1997, consists of the terms and conditions by which the Parties to the Contract, identified herein, agree to be bound:

       WHEREAS, pursuant to the transition to a competitive electric market in the State of California, the Independent System Operator Restructuring Trust issued on December 17, 1996 a Request for Proposals to supply computer hardware and software systems to provide for the ISO's scheduling and business (e.g., billings and settlements) functions (hereinafter "RFP");

      WHEREAS, ABB Power T&D Company Inc. ("ABB") and Perot Systems Corporation ("Perot Systems") will form ISO Alliance, LLC as a Delaware limited liability company with no independent employees or assets for the purpose of performing through subcontracts between ABB and Perot Systems the Contract;

       WHEREAS, as an inducement to the Independent System Operator Restructuring Trust to enter into the Contract with the ISO Alliance, ABB and Perot Systems have agreed to guaranty ISO Alliance's performance and obligations under the Contract (the "Guaranties"), and have thereby executed such Guaranties as are mutually agreeable to the Parties and the form of such Guaranties is attached in Annex A;

NOW, THEREFORE, the Parties, as identified herein, have agreed as follows:

1.    PARTIES

       1.1 The Parties to the Contract are ISO Alliance, LLC, a Delaware limited liability company ("Supplier"), and Independent System Operator Restructuring Trust, established pursuant to the ISO Trust Agreement (enabled by the Funding Decision, CPUC Decision 96-10-044 (October 25, 1996)) ("Purchaser").

2.   AGREEMENT

2.1 In consideration of the not-to-exceed Contract Price of $48,991,000 to be paid as specified in this Section, and subject to changes pursuant to Section 10, Section 9, and other obligations to be performed by Purchaser as specified herein. Supplier shall perform the Work and its other obligations as specified herein. In consideration for Stage I Work Supplier shall be paid a fixed price, subject to changes as provided in the Contract, of $45,559,767 (the "Stage I Fixed Price"). Stage II Work is to be performed on a price, subject to changes as provided in the Contract, to be negotiated upon approval of the Stage II DSOWs but in any event for a price not to exceed $3,431,233 (the "Stage II Guaranteed Maximum Price"). Reference to "the Contract Price" shall be read to include the Stage I Fixed Price and the Stage II Guaranteed Maximum Price unless the context unambiguously indicates otherwise.

3.   DEFINITIONS

      When used herein with initial capitalizations, whether in the singular or in the plural, the following terms shall have the following meanings:

      3.1 Acceptance or Accepted: When all of the conditions of acceptance have been met, as set forth in Section 17 hereof.

      3.2 Acceptance Test Procedure ("ATP"): Documents, prepared by Supplier and approved by Purchaser, which designate the specific objective tests and inspections to be performed on Subsystems and the System, as appropriate, to determine its conformance with the Detailed Statements of Work ("DSOWs") and the Contract prior to acceptance by Purchaser.

      3.3 Authorized Users: The employees, contractors, consultants and System Users who are authorized, or whom the Purchaser is permitted to authorize, to use the Licensed Software as provided in the Contract.

      3.4 Availability Test: Test for operational availability as specified in the DSOWs.

      3.5 Backup Unit: The hardware, computers, processors, firmware. Documentation, Licensed Software, and interconnecting cables and other incidental equipment as specified in the DSOWs and located at Alhambra, California ISO site which are intended as the backup unit to the Primary unit for the day-to-day operation of the System.

      3.6 Change Order: Document issued by Purchaser, and agreed to by Supplier, which amends the Contract pursuant to Section 10.

      3.7 Contract: This document of agreement, together with the DSOWs and other attachments and documents expressly incorporated herein by reference.

      3.8 Contract Date: The date set forth below as the date the Parties have executed the Contract.

      3.9      Contract Modification: Amendments to the Contract which modify
               (i) the Contract Price, (ii) Supplier performance milestones,
               (iii) Purchaser delivery obligations, (iv) Stage I or Stage II completion dates, or (v) required System functionality.

      3.10 Contract Price: The aggregate sum to be paid hereunder by Purchaser to Supplier, including the amount of any increase or decrease provided for in any Change Orders.

      3.11 Customized Software: All computer programs, code, procedures, rules or routines in Source or Object Code, and all supporting documentation identified in Annex B, as updated from time to time, which are unique to Purchaser's System, and which perform certain specialized functions and which embody Purchaser's Confidential Material, including Derivative Works, Upgrades, Enhancements and Error Corrections thereto.

      3.12 Derivative Work: A revision, modification, translation, abridgement, condensation, expansion, improvement, enhancement, upgrade, error corrections or adaptation into other operating systems, or other manipulation of the Licensed software which if created without the permission of the owner would infringe on the owner's rights.

      3.13 Detailed Statement(s) of Work ("DSOWfsV): A functional specification or description of the System and the Work, agreed to by the Parties, to be performed under Stage I or Stage II of the Contract. Stage I DSOWs are attached in Annex L hereto.

      3.14 Developmental Unit: The hardware, computers, processors, firmware, Documentation, Licensed Software, and interconnecting cables and other incidental equipment which are intended to be used for the development and testing of the Subsystems and the System.

      3.15 Documentation: Drawings, procedures, instructions, reports, manuals, Licensed Software documentation, test data, test scripts, simulation programs and other data, furnished by Supplier pursuant to the Contract.

      3.16 Enhancements: Any addition or modification to the Licensed Software that adds new features or functionality or improves the Licensed Software's performance.

      3.17 Error Corrections: Any addition or modification to the Licensed Software or Documentation that corrects an error, reestablishes conformity of the Licensed Software to the DSOWs or restores proper operation of the Licensed Software.

      3.18 Field Technical Services: Additional technical services furnished by Supplier at the Jobsite or System Premises, as appropriate, such as technical support during installation and acceptance testing.

      3.19 Funding Decision: California Public Utilities Commission ("CPUC") Decision 96-08-038 (August 2, 1996) as modified by CPUC Decision 96-10-044 (October 25, 1996), as that decision may be modified or superseded. This decision among other things provides for funding of the Work pending establishment of, and assumption of such funding by, the Independent System Operator, and enables a Trustee, a trust advisory committee and independent technical advisors to have oversight over the Work and payments for such Work.

      3.20 Future Developments: All software, concepts, methods, techniques, designs, processes and ideas, or other components developed specifically for Purchaser by Supplier but not included in the DSOW.

      3.21 Independent System Operator ("ISO"): A corporation, to be formed, which will operate the California interconnected electric transmission system as contemplated in the Restructuring Decision, and, through the Trust, for which the Work is being performed and the System is being developed.

      3.22 Integrated System Tests ("1ST"): Specific objective tests prepared by Supplier and approved by Purchaser conducted to demonstrate conformance with the DSOWs and the Contract prior to the Operational Dry Run

      3.23 Intellectual Property Rights: Any patent, copyright, trademark, service mark (and any application or registration respecting the foregoing), trade secret, and other intellectual property right of any type.

      3.24 Jobsites: The locations of the facilities for the development and deployment of the System as set forth in the DSOWs.

      3.25 Licensed Software: All computer programs, code (including Object Code, and to the extent specified in the DSOWs, Source Code), procedures, formats, templates, rules or routines, and all supporting Documentation provided by Supplier to the Purchaser for use in connection with the System, pursuant to the DSOWs, including all Derivative Works, Upgrades, Enhancements, Error Corrections, and Customized Software.

      3.26 Major Subcontractors: ABB Power T&D Company Inc. ("ABB") and Perot Systems Corporation ("Perot Systems") and other Subcontractors that may be added in the future upon mutual agreement of the Parties.

      3.27 Object Code: The form of a computer program resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which is not convenient to human understanding of the pro-gram logic, but which is appropriate for execution or interpretation by a computer.

      3.28 Operational Dry Run: Specific objective tests prepared by Supplier and approved by Purchaser, and conducted by Purchaser with the assistance of Supplier on the System installed at the Jobsite or System Premises, as appropriate, to demonstrate System conformance with the DSOWs and the Contract.

      3.29     Party or Parties: A party or the parties to the Contract.

      3.30 Primary Unit: The hardware, computers, processors, firmware. Documentation, Licensed Software, and interconnecting cables and other incidental equipment as specified in the DSOWs located at Folsom, California ISO site which are intended as the primary unit for day-to-day operation of the System.

      3.31 Purchaser: The Party so identified in Section 1 or, if assigned to another person or entity, the then current assignee.

      3.32 Purchaser's Representative f'PR"): The person or entity designated by notice given to Supplier by Purchaser as being authorized to act on behalf of Purchaser for the purpose of the Contract, subject to any limitations specified in such notice, and identified at Section 35.

      3.33     Restructuring Decisions: CPUC Decision 95-12-063 (December 20,
               1995) as modified by D.96-01-009 (January 10, 1996), in Dockets Nos. R.94-04-031 and 1.94-04-032, as those decisions may be subsequently modified or superseded.

      3.34 Source Code: The set of instructions expressed in a non-machine language from which the Object Code is derived.

      3.35 Subcontractor: An entity contracting directly with Supplier, including but not limited to Major Subcontractors, to furnish any part of the Work including materials or services, or an entity contracting with Supplier's subcontractors of any tier to furnish any part of the Work including materials or services.

      3.36 Subsystem: A computer system comprising part of the System which performs a specific function described in the DSOWs, and is agreed to be inspected or tested independently under the Acceptance Test Procedures

      3.37 Supplier's Representative ("SR"): The person or entity designated by notice given to Purchaser by Supplier as being authorized to act on behalf of Suppli-er for the purposes of the Contract, subject to any limitations specified in each notice, and identified at Section 35.

      3.38 Supplier Rates: The rates charged by a Major Subcontractor for work comparable to me Work, and if no comparable rate exists, such Major Subcontractor's standard rate for similar services as set forth in Annex C. Such rates are those rates charged between the Major Subcontractors.

      3.39 System: The integrated computer system or systems, including and consisting of hardware, computers, processors, firmware. Documentation, Licensed Software, and interconnecting cables and other incidental equipment, which perform the functions described in the DSOWs and include the Primary Unit and Backup Unit.

      3.40 System Premises: The locations of the facilities where the System is installed. :

      3.41 System User: Any person, legal or natural, that uses the System for its intended purposes, including but not limited to the use in connection with the marketing, procurement and transmission of electricity, and ancillary services.

      3.42 Trust: The trust established pursuant to the Funding Decision to manage funds for development of the infrastructure of the ISO.

      3.43     Trustee: The trustee or trustees of the Trust.

      3.44 Uncontrollable "Force: Causes beyond the reasonable control of a Party including but not limited to: flood, fire, lightning, earthquake, unusually severe weather, unavailability of materials, epidemic, quarantine restriction, war, sabotage, act of a public enemy, insurrection, riot, civil disturbance, strike, restraint by court order or public authority and action or non-action by or inability to obtain authorization or approval from, any governmental agency or authority, which by the exercise of due diligence and foresight such Party could not avoid and which by exercise of due diligence such Party is unable to overcome.

      3.45 Upgrades: Any modifications, revisions or additions to the Licensed Software that support new versions or releases of the platforms, hardware, operating systems or applications, on or with which the Licensed Software is designed to operate.

      3.46 Work: The engineering, analysis, design, development, manufacture, assembly, inspection, testing, shipment, installation, integration, creation of Docu-mentation, training, and all other tasks and obligations of Supplier to be performed or furnished as required by the Contract.

      3.47 Work Schedule: A chronological listing of significant events and milestones in the performance of the Work contained in the DSOW, including delivery and testing of the System as agreed to by the Parties.

4.   INTERPRETATION OF CONTRACT

      4.1 In the event of conflicting provisions within the Contract, the provisions shall govern in the following order: (i) Change Orders from the most recent to the earliest, (ii) this document of agreement, and (iii) the DSOWs. In addition, the SA/SI/BS RFP and Supplier's response are hereby incorporated into the Contract to be used solely for interpretation purposes in the following manner: Supplier reservations in their response to the SA/SI/BS RFP expressly included in the DSOWs shall prevail over the SA/SI/BS RFP, whereas for Supplier reservations to the SA/SI/BS RFP, not expressly retained in the DSOWs, the SA/SI/BS RFP shall prevail. Each party shall notify the other immediately upon the determination of the existence of any conflict.

      4.2 The Contract requirements will be interpreted reasonably and, except where an express term or the context otherwise requires, with due consideration given to the materiality of any minor deviation from a particular requirement.

5.   SCOPE OF WORK

      5.1 Supplier shall perform the work and tender the deliverables described in the DSOWs (Volumes II, III, and IV will be completed by the Parties within one week following execution of the Contract). Stage II DSOWs shall be developed and agreed to by Supplier and Purchaser in conformance with the Stage I DSOWs. If Purchaser and Supplier are unable to reach mutual agreement on the Stage II DSOWs by the date specified in the DSOWs, and any equitable adjustments relating thereto. Purchaser may either (i) re-compete the Stage II Work, or (ii) engage Supplier to provide the full System functionality as provided by the Contract.

      5.2 This Contract is intended to include all requirements necessary to perform the Work and to furnish the System in good working order, performing all functions as specified in the DSOWs. Unless expressly excluded in a DSOW or the Contract, any and all equipment, labor, material and services not specified therein but which are reasonably implied from the DSOWs and are reasonably necessary to provide such a System shall be within the scope of the DSOW and shall be furnished by Supplier for the Contract Price.

6.   WORK SCHEDULE

      6.1 Supplier shall complete the Work and deliver the System and Documentation as shown in the Work Schedule as set forth in the DSOWs. Meeting these dates is essential to the operating schedule of the facilities for which the System is to be furnished. Time is therefore of the essence. The parties agree that completion of each stage of the System pursuant to the Work Schedule is a material obligation of the Contract.

      6.2 If any milestone or deadline in the Work Schedule is not met or it is reasonably certain that it will not be met due to causes other than (i) Uncontrollable Forces or (ii) Purchaser's failure to meet Purchaser's delivery obligations as specified in Section 9.2.3, and such delayed dates would be reasonably expected to adversely affect the completion of the System in accord with the Work Schedule, Supplier shall, at its own expense, take whatever measures may be required (including but not limited to, adding employees or consultants, shifts, and overtime) to bring the Work back on schedule.

      6.3      Uncontrollable Forces:

               6.3.1 Supplier shall not be liable to Purchaser for delay or inability of Supplier to perform the Work, due to Uncontrollable Forces; provided that Supplier (i) promptly notifies Purchaser in writing of the nature, cause, date of commencement, and expected duration of such delay or inability, and (ii) has exercised due diligence to meet the Work Schedule. In such event. Purchaser shall either (a) extend the Work Schedule for a period of time consistent with the period of such delay, without any change in the Contract Price, or (b) direct by a Change Order that subsequent Work be accelerated in order to meet the Work Schedule.

               6.3.2 Purchaser shall not be in default in the performance of its obligations under the Contract (other than obligations to pay monies pursuant to the Contract for Work performed and Accepted or Work performed and thereafter Accepted), if Purchaser's delay or inability to perform is due to Uncontrollable Forces.

                        6.3.3 The following delays shall in no event constitute Uncontrollable Forces in performance by Supplier and shall not constitute a reason for extending the date for performance of the Work:

                               (a) Delays by Subcontractors not caused by Uncontrollable Forces;

                               (b) Delays in approval by Purchaser due to Documentation or approval schedules not in accordance with the DSOWs; and

                               (c)    Delays caused by Supplier's lack of
                                      sufficient personnel with necessary
                                      technical skills.

      6.4 Upon request by Supplier, Purchaser will provide reasonable access to ISO controlled premises including access outside ISO's published working hours and on ISO's observed holidays to the extent necessary for Supplier to deliver the System and Documentation on the dates set forth in the Work Schedule.

      6.5 Supplier's performance hereunder is contingent upon Purchaser's delivery obligations specified in Section 9.2.3. In the event delays in Supplier's performance occur as a result of Purchaser's failure or untimely performance of such Purchaser delivery obligations, the Contract, the Contract Price, or the Work Schedule, as appropriate, shall be equitably adjusted to reflect such delay in a Change Order and Supplier shall not incur any liability to Purchaser or any other person as the result of such delay. Subject to the foregoing, (i) the Purchaser shall promptly notify Supplier when the required performance of such Purchaser delivery obligation will be fulfilled and use its best efforts to fulfill such delivery obligation, and (ii) the Parties will use their best efforts in good faith to work around the deficiency and continue me Work.

7.   RISK OF LOSS

      7.1 Risk of loss of or damage to each Subsystem shall pass from Supplier to Purchaser upon delivery of that Subsystem to the System Premises.

8.   TITLE

      8.1 Title to System hardware shall pass to Purchaser upon payment for that hardware by Purchaser. The license(s) granted to Purchaser as provided in Section 15 shall be effective upon final payment of all amounts due and payable under the Contract upon Acceptance or pursuant to the Termination at Will provisions of Section 27 or the Defaults and Termination for Cause provisions of Section 29.

      8.2 Except for Availability Test data, title to test data developed by Supplier or its Subcontractor and input or output received through operation of the System or Subsystems during such testing shall remain with Supplier, provided that Supplier shall provide a copy of all such test data to Purchaser. Otherwise, title to all data and information input into the System and to all data and information output received through the operation of the System shall remain with Purchaser.

      8.3 Passage of title to the System shall be free and clear of all liens and encumbrances (other than restrictions relating to Licensed Software).

9.   COMMERCIAL TERMS

      9.1      Invoices:

               9.1.1 For progress or partial shipment payments when so stated in the Contract: The invoice for each progress payment listed in Section 9.2.1 below shall be submitted to the Purchaser following completion of the corresponding Supplier performance milestone.

               9.1.2   Final payment:

                        9.1.2.1 Stage I: The invoice for the final payment for Stage I shall be submitted to Purchaser when all of the items of the System for Stage I have been received at the Jobsite or System Premises, as appropriate, and the System for Stage I has been Accepted pursuant to Section 17 hereof.

                        9.1.2.2 Stage II: The invoice for the final payment for Stage II shall be submitted to Purchaser when all of the items of the System for Stage II have been received at the Jobsite or System Premises, as appropriate, and the System for Stage II has been Accepted pursuant to Section 17 hereof.

      9.2      Payment:

               9.2.1   Supplier performance milestones are set forth in Section
                       9.2.2 below. Progress payments shall become due following completion of each Supplier performance milestone without regard for the completion date scheduled for each such Supplier performance milestone. When a Contract Modification is approved pursuant to Section 10, the Contract Price and the remaining Supplier performance milestones and Supplier performance milestone payments as specified in Section 9.2.2, and Purchaser's delivery obligations as specified in Section 9.2.3, shall be adjusted as appropriate. Following completion of each Supplier performance milestone. Purchaser shall pay Supplier the relevant milestone payment within thirty days of receipt of a correct invoice therefor. Late payments shall bear interest at the lesser of (i) of two percentage (2%) points above the reference rate charged by the Bank of America, NT&SA, San Francisco, California, on the first day of each month for that month or portion thereof, or (ii) the highest rate allowed by law.

               9.2.2 Supplier Performance Milestones: The Supplier performance milestones and the percent of the Contract Price to be paid upon completion of each such supplier performance milestone shall be as follows (hereinafter "Supplier Performance Milestones"):

                    Stage I - Supplier Performance Milestones

                     Supplier Performance Milestone Schedule



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               Stage II Supplier Performance Milestones: To be established in
               Stage II DSOWs

9.2.3 Purchaser Delivery Obligations: The Purchaser delivery obligations required for Supplier completion of Supplier Purchaser performance milestones shall be as follows (hereinafter "Purchaser Delivery Obligations"):

                    Stage I - Purchaser Delivery Obligations
                        Purchaser's Delivery Obligations

                                                                      Schedule
Provide resource scheduling data                                      3/22/97
Provide WSS  model                                                    3/22/97

Provide registered TCP/IP and domain name addresses for               4/30/97
ISO

Provide folly functional development site capable of housing          4/1/97
100+ developers

Computer room at primary site, linked to WEnet, and ready to          4/ /97
support production equipment

WEnet POP  available at Hayward, CA                                   4/ /97

Finalize settlement definition (supplier provide proposal by          4/15/97
4/15/97)

Finalize billing/credit definition (supplier provide proposal by      4/15/97
4/15/97)

Provide fully functional physical primary location for equip-         4/ /97
ment shipment and installation purposes

Computer room at backup site completed, linked to WEnet,              5/ /97
and ready to support production equipment

WEnet  POP  available at Dominguez Hills, Ca.                         5/1/97
Provide fully functional physical backup site location                5/ /97
Provide all FERC/CPUC  reporting requirements                         7/15/97
ISO staff available to commence training                              8/20/97
Finalize (i.e., freeze) power system model                            7/15/97
ISO operational policies and procedures in place                      9/1/97

ISO staff, non-Alliance provided equipment and systems (with          10/1/97
appropriate interfaces) ready to support operational dry run

Start operational dry run                                             10/1/97

               Stage II - Purchaser Delivery Obligations: To be established in Stage II DSOWs

9.2.4 In the event the System or Documentation, or portion thereof, does not conform to the requirements of the Contract, a portion of the progress payment specified for the applicable Supplier performance milestone or the final payment may be withheld until such nonconformance is corrected.

9.2.5 Purchaser will provide a Letter of Credit, in the form attached as Annex D, at the Bank of America, San Francisco, California, for the benefit of Supplier that will provide assurance of payment of the milestones as achieved. Following payment of the final Stage I Supplier Performance Milestone as set forth in Section 9.2.2 above. Purchaser shall renew the Letter of Credit at an amount not Co exceed the then
Taxes: existing largest remaining Stage II Supplier Performance Milestone as then set forth in Section 9.2.2 above.

9.3.1 Purchaser shall pay the sales, use, personal property and other taxes applicable to the Work or System, except franchise taxes and taxes levied upon Supplier's income which shall be paid by Supplier. The Parties shall cooperate with each other to minimize any applicable tax, to the extent permitted by law and, in connection therewith, each Party shall provide the other Party with any resale certificates, information regarding the use of materials, services or sales or other exemption certificates or information reasonably requested by the other Party.

9.3.2 Supplier shall identify separately on invoices (i) the non-taxable portion of the Contract Price and the reason therefor, and (ii) the taxable portion of the Contract Price and the applicable taxes. Supplier shall provide supporting data as may be requested by Purchaser.

9.3.3 Field Technical Services: For payment for additional technical services by Supplier at the Jobsite or System Premises, as appropriate, such as technical support during installation and acceptance ("Field Technical Services") not included in the Contract Price:

9.3.4 Purchaser shall pay Supplier at Supplier Rates for Field Technical Services approved by Purchaser which are not included in the Contract Price based on actual time spent at Jobsites or System Premises, as appropriate, in the performance of such services, provided that Supplier shall have the right to establish a minimum per- call charge for on-site Field Technical Services.


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        9.3.5  Purchaser shall reimburse Supplier for local travel and living expenses while at Jobsites or System Premises, as appropriate, performing Field Technical Services based on actual cost plus an administrative surcharge of fifteen percent (15%) and for air travel to and from Jobsites or System Premises, as appropriate, at the lesser of published coach/economy class rates or actual costs.

        9.3.6 Supplier shall submit to the PR for approval on a weekly basis timesheets setting forth the actual hours worked in the performance of the Field Technical Services.

        9.3.7 At the end of each month or upon completion of the work, whichever occurs first. Supplier shall submit its invoice listing the name of the persons, dates and hours worked and applicable rates, including per diem and air travel charges for Field Technical Services performed during that period.

        9.3.8 Purchaser shall pay correct invoices for Field Technical Services within thirty (30) days after receipt less any unsubstantiated or incorrect charges. Late payments shall be at the lesser of (i) an interest charge of two percentage (2%) points above the reference rate charged by the Bank of America, NT&SA, San Francisco, California, on the first day of each month for that month or portion thereof, or (ii) the highest rate allowed by law.

        9.3.9 Recoupment of deductions for unsubstantiated or incorrect charges and retention for Field Technical Services shall be invoiced separately, providing substantiating or correcting information.

        9.3.10 Supplier shall provide notice of the event and attending circumstances that may give rise to a claim for an equitable adjustment within thirty (30) calendar days after the event which gave rise to such claim becomes known to Supplier. Failure to give such notice shall result in Supplier's waiver of such claim for additional compensation. Supplier's acceptance of final payment shall constitute its waiver of all such claims under the Contract.

9.4     Software Maintenance Agreements:

        9.4.1 Supplier has agreed to enter into, or to use its best efforts to cause applicable third parties, including but not limited to Major Subcontractors and Subcontractors (except that Supplier shall cause Ernst & Young LLP, a Subcontractor to Supplier through ABB), to enter into, certain Software Maintenance Agreements attached as Annex E


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        and to provide certain services as specified therein, which are to become effective following the warranty period. The price for these services will be payable to Supplier or appropriate third parties, as applicable, upon the signing of this Contract or as otherwise agreed by the Parties.

9.5 Royalties or other charges for any Intellectual Property Rights necessary to grant the license conveyed in the Contract (directly or by implication) shall be considered as included in the Contract Price.

10.  CONTRACT MODIFICATION

        10.1 Generally: Contract Modifications shall be made only by mutual agreement of the Parties. To be valid, such modification shall be set forth in a Change Order amending the Contract that is issued and executed as set forth in this Section 10. All Contract Modifications shall be communicated through the SR and the PR. Each Party shall promptly comply with each Contract Modification executed in accordance with this Section and evidence its acceptance of all of the provisions contained therein by promptly returning the acceptance copy of each Contract Modification to the other Party.

        10.2 Purchaser Initiated Contract Modification: Upon receipt of a request for a Contract Modification from Purchaser, Supplier shall, within five (5) business days unless the parties otherwise agree, submit to Purchaser in writing (i) the effect, if any, on Supplier Performance Milestones and Purchaser Delivery Obligations, (ii) the requisite mitigating actions, if required, to ensure System operation by, the dates specified in the Contract, (iii) an assessment of the impact of the Contract Modification on the spare parts, training, testing, Documentation work hours by type of labor, rates, material and Subcontract costs and Work Schedule requirements, and (iv) the adjustment to the Contract Price of the requested Contract Modification or notification as to when such information and such adjustment to the Contract Price shall be provided by Supplier. Within five (5) business days after receiving such information and such adjustment to the Contract Price for the requested Contract Modification, Purchaser shall approve, reject or withdraw the request for such Contract Modification. Failure by Purchaser to respond within this five (5) day period shall be deemed a rejection of such Contract Modification.

       10.3 Supplier Initiated Contract Modifications: Upon submitting a request for a Contract Modification, Supplier shall provide to Purchaser in writing (i) the effect, if any, on Supplier Performance Milestones and Purchaser Delivery Obligations, (ii) the requisite mitigating actions, if required, to ensure System operation by the dates specified in the Contract, (iii) an assessment of the impact of the Contract Modification on the spare parts, training, testing,

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               Documentation work hours by type of labor, rates, material and
               Subcontract costs and Work Schedule requirements, and (iv) the adjustment to the Contract Price of the requested Contract Modification or notification as to when such information and such adjustment to the Contract Price shall be provided by Supplier. Within five (5) business days after receiving such information and such adjustment to the Contract Price for the requested Contracted Modification, Purchaser shall approve or reject the requested Contract Modification. Failure by Purchaser to respond within this five (5) day period shall be deemed a rejection of such Contract Modification.

        10.4 Implementation: Supplier shall not implement a Contract Modification, or submit an invoice for the resulting price change, until the authorizing Change Order has been issued by Purchaser and accepted by Supplier and has been executed by both Parties.

        10.5   Changes:

               10.5.1 In the event Supplier's cost of performance of the Work or the time required for the Work is increased by (i) a change in the Work directed by PR, (ii) Purchaser's breach of a Purchaser Delivery Obligation under the Contract, or (iii) Uncontrollable Force, an equitable adjustment shall be made in the Contract Price and, if appropriate, in the Work Schedule. The equitable adjustment or change of schedule shall be presented to Purchaser in a proposed Contract Modification or a claim, provided, that Supplier has promptly notified Purchaser that Supplier considers that such change, breach or Uncontrollable Force event will cause such adjustment or change.

               10.5.2 Supplier shall present the Proposed Contract Modification or the claim within thirty (30) calendar days after the event which gave rise to such modification or claim become known to Supplier. Failure to give such notice shall result in Supplier's waiver of such claim for additional compensation. Supplier's acceptance of final payment shall constitute waiver of all such claims under the Contract.

11.  PROJECT MANAGEMENT

       11.1 PR: The PR shall manage Purchaser's activities associated with the Contract. Any correspondence to Purchaser of a technical or administrative nature shall be addressed to the attention of the PR as provided in Section 36 and shall be identified by the Contract number.

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11.2    SR: The SR shall have overall responsibility for directing the Work. Any correspondence to Supplier of a technical or administrative nature shall be addressed to the attention of the SR as provided in Section 36 and shall be identified by Contract number.

11.3 Reports: Within thirty (30) days after execution of the Contract, Supplier shall furnish to the PR the current status of the events in the Work Schedule. Thereafter, Supplier shall furnish every month to the PR a status report showing the actual status of the Work and each Supplier performance milestone. If actual completion of Supplier's performance milestones lag such scheduled dates, an explanation shall accompany the status report stating the problem area, measures taken, and that will be taken, to eliminate the problem, and a good faith estimate of whether or when the item will be back on schedule. Notwithstanding the foregoing, the PR shall be notified immediately of any potential problem situations which may affect the timely completion of any of the Supplier Performance Milestones specified in Section 9.2.2.

        11.3.1 In the event Supplier reports made pursuant to this Section 11.3 indicate Supplier's performance milestones as specified in
               Section 9.2.2 and Work Schedule may not be met. Supplier shall upon request by Purchaser review allocation of Supplier's resources and take necessary action, including the assignment or hiring of additional employees, or the retention of additional Subcontractors. If, in the opinion of Supplier, the need for such action is due to Purchaser's failure to meet Purchaser Delivery Obligations as specified in Section 9.2.3, Supplier shall submit a Change Order seeking equitable adjustment within five (5) days of undertaking such corrective action unless the Parties otherwise agree.

        11.3.2 In the event Purchaser anticipates that a Purchaser delivery obligation may not be met. Purchaser shall timely notify Supplier of the problem area, the measures Purchaser is taking, or will take, to provide such Purchaser delivery obligation, and a good faith estimate of whether or when such Purchaser delivery obligation will be provided to Supplier. Notwithstanding the foregoing, the SR shall be notified immediately of any potential problem situations which may affect the ability of Purchaser to provide any of the Purchaser Delivery Obligations specified in
               Section 9.2.3.

11.4 Records Access: Purchaser, the PR and their agents shall have the right of access to Supplier's and any Major Subcontractor's facilities and non-financial records directly relating to the Work upon reasonable notice and during normal working hours to verify conformance to the Work Schedule and inspect the Work.

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11.5    Compliance: PR's approval of any interim or partial Documentation or data submittals shall not relieve Supplier from compliance with all the requirements of the Contract.

11.6    Executive Committee:

        (a) The SR will organize and maintain the minutes of, and the PR and SR will alternately chair, an Executive Committee, the principal activities of which will be to review the current status of the Work, including Supplier's progress toward and completion of its performance milestones, and to resolve any outstanding issues escalated by the PR and SR.

        (b) The members of the Executive Committee shall include the PR, the SR, the senior technical manager having responsibility for the System of each of Purchaser and Supplier, an officer or relevant executive of Purchaser, Supplier and each Major Subcontractor, and such other persons as the PR or SR deems appropriate. Each Party shall cause its appointees to the Executive Committee to devote such time and attention to the activities of the Committee as may be reasonably necessary to fulfill its responsibilities. If an appointee ceases to serve on the Executive Committee for any reason, a replacement member of equivalent responsibility will be appointed as soon as practicable by the applicable Party.

        (c) The Executive Committee shall meet as often as necessary, but not less than bi-weekly by telephone, and once per month in person. At each meeting, the Executive Committee shall review, among other things, (i) Supplier's conformance to the Work Schedule, including but not limited to Supplier's progress toward and timely completion of its performance milestones, (ii) Purchaser's conformance to the Work Schedule, including but not limited to Purchaser's progress toward and timely completion of its delivery obligations, (iii) Supplier's current staffing levels and any anticipated requirements for additional staffing, (iv) Supplier's anticipated requirements for access to Purchaser's personnel during the following thirty (30) days, (v) where necessary, adjustments to the Work Schedule by Supplier and Purchaser during the following thirty (30) days, (vi) proposed changes to the DSOWs, the Work, Supplier's performance milestones. Purchaser's delivery obligations, or the System functionality or performance requirements or capabilities, including any outstanding Change Orders, (vii) claims by Supplier under Section 10.5, and (viii) all other issues escalated to the Executive Committee by the PR and SR.


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               (d)    During the period between meetings of the Executive
                      Committee, the Parties will work together to implement the agreements reached by the Executive Committee including, to the extent necessary, revising the Supplier Performance Milestones, Purchaser Delivery Obligations, DSOWs, and Work Schedule in harmony with those agreements.

12.  CODES AND STATUTES

        12.1 The Work shall comply with all applicable laws, statutes, acts, ordinances, regulations, codes and standards of federal, state and local governmental agencies having regulatory jurisdiction. Any changes to these after January 21, 1997, the date of Supplier's bid submitted to Purchaser, shall be treated as a change to the Work and shall be authorized by a Change Order.

        12.2 Supplier shall conform to the employment practices requirements of Executive Order 11246 of September 24, 1965, as amended, and applicable regulations promulgated thereunder.

13.  SUBCONTRACTORS

        13.1 Supplier shall at all times be responsible for the Work, and for the acts and omissions of Subcontractors and persons directly or indirectly employed by Subcontractor, which acts or omissions, were they acts or omissions of Supplier or any persons directly employed by Supplier, would be a breach of the Contract. The Contract shall not constitute a contractual relationship between any Subcontractor and Purchaser. Purchaser shall not have any obligation for payment to any Subcontractor. Purchaser shall have the right to approve any new Subcontractors who shall have responsibility for delivery of a Subsystem, provided that such approval shall not be unreasonably withheld.

14.  PROPRIETARY INFORMATION AND MATERIAL

        14.1 Confidential Material: "Confidential Material" shall mean business or technical information and materials (including but not limited to plans, drawings, specifications, designs, oral and visual disclosures, records, source code and object code and related documentation) that is marked "confidential" or with words of similar meaning, and provided to one party (the "Receiving Party") by the other Party. Confidential Material shall also include, but not be limited to, information received from a Disclosing Party in connection with the DSOW, the Contract, or the performance of the Work, information developed expressly for Purchaser under the Contract, and all Licensed Software

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        and Documentation. Confidential Material shall not include information that the Receiving Party establishes by substantial evidence:

                 (i) is or has become generally available to the public other than by a disclosure by the Receiving Party;

                 (ii) was possessed by the Receiving Party prior to its acquisition from the Disclosing Party; provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality obligation to the Disclosing Party or any other party with respect to such information;

                 (iii) is received by the Receiving Party from a third party who has the right to disclose such information;

                 (iv) has been independently developed by the Receiving Party by its employees or third parties that have not had access to the Confidential Material in the possession of the Receiving
                 Party; or

                 (v) is required by law, or by a governmental agency, court or tribunal, to be disclosed.

14.2 A Receiving Party in possession of Confidential Material from a Disclosing Party obtained under this Contract, the DSOW or during the negotiations of this Contract shall hold such Confidential Material in confidence and, except as permitted in this Section 14, shall not disclose it, or otherwise make it available to any person or third party, or use it for the benefit of any third party, without the prior written consent of the Disclosing Party.

14.3 Each Party agrees that all Confidential Material in its possession that was received from a Disclosing Party:

                 (i) shall be used by such Party (including its employees, agents and consultants) only for the purpose of performing the Work or in operating and maintaining the System by, or for, the Purchaser; and

                 (ii) shall not be reproduced, copied, in whole or in part, except as specifically directed by the Disclosing Party, or if necessary for the purposes set forth in (i) above; and

                 (iii) shall, together with any copies (except backup and archival copies produced in accordance with a Party's network information processing procedures or retained in accordance with applicable law), reproductions or other records thereof, in any form, and all in-

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                      formation and materials developed therefrom, be returned
                      to the Disclosing Party when no longer needed in connection with the Contract or in the use of the System, by or for the Purchaser, except as otherwise expressly agreed by the Parties in writing; and

                      (iv) may be disclosed by such Party to employees, consultants and third persons (including its contractors, subcontractors, consultants or other person) for the purposes set forth in (i) above if the Receiving Party obtains from such persons a written nondisclosure agreement substantively equivalent to this Section 14 to treat such information or material as confidential; and provided, however, that disclosure of Licensed Software Source Code or Documentation shall not be made to any such consultants or third persons unless the Purchaser has first offered to Supplier, and Supplier has declined, the opportunity to provide to Purchaser, on substantially the same terms and price offered by any such consultant or third person, the service or product for which such a disclosure is necessary.

        14.4 Confidential Material furnished to the Receiving Party in connection with the Contract, shall be protected by the Receiving Party from disclosure to others with reasonable efforts in that regard.

        14.5 Each Receiving Party agrees that (i) violation of this Section 14 would cause irreparable harm to the Disclosing Party which could not be adequately remedied by damages, and (ii) injunctive or other equitable relief is an appropriate remedy for violation of this Section 14. Receiving Party also agrees to waive any requirement for the posting of any bond by the Disclosing Party in connection with such remedy.

        14.6 Except as otherwise expressly provided for or incorporated into the Contract, the confidentiality provisions of this Section 14 shall constitute the sole confidentiality obligations of the Parties under the Contract.

15.  PROPRIETARY RIGHTS AND LICENSES

        15.1 Software License. Supplier hereby grants to Purchaser, upon Acceptance and final payment or as otherwise provided in the Contract, including the Annexes thereto, a non-exclusive, 99-year, nontransferable (except pursuant to an assignment under Section 30) fully paid-up, license to use, reproduce, distribute, and display (all of the foregoing to the extent reasonably necessary) the Licensed Software in connection with the authorized use of the System, including, but not limited to, training, operation, modification, and maintenance, subject to the provisions of this Section 15.

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15.1.1  Purchaser Limitations:

(a) Purchaser shall restrict the installation and use of the Licensed Software to two sites (logical), and to computer workstations at participating area control centers and SCADA centers, and will not use the Licensed Software to provide electric transmission jurisdiction, or to extend System applications or functions, beyond the control areas, as they exist on the Contract Date, of the electric utilities any part of whose service areas as of the Contract Date are within the California-Southern Nevada Area of the WSCC Sub- Region as shown on the map attached hereto as Annex F. There is no geographic limit on acquisition of transmission grid data or generation control/date acquisition via computer links to other independent control centers, ISO's, data banks or other communication channels to generators.

(b) Purchaser shall not reverse engineer, disassemble, or decompile any of the Licensed Software, including but not limited to Licensed Software provided by Supplier's licensors. Purchaser shall make all reasonable efforts to prevent any of its employees and subcontractors (other than those Subcontractors engaged by Supplier) from independently attempting any such prohibited activities;

(c) Purchaser shall not publish the results of any benchmark tests run on the Licensed Software;

(d) Purchaser recognizes and acknowledges the licensors of third party software included in the Licensed Software to be third party beneficiaries of this grant of license;

(e) Except as otherwise permitted in Section 30, Purchaser will not assign, timeshare, rent, or resell the Licensed Software to other persons, use the Licensed Software to provide consulting services to other persons at a profit, or reuse or install on third party systems the License Software;

(f) Purchaser shall protect the Licensed Software from disclosure to others in accordance with the provisions set forth in Section 14 of this Contract;

(g) Purchaser shall not permit use of Licensed Software applications that utilize third party software, as specified in the DSOWs, by more than the licensed number of concurrent users as specified in the DSOWs or such additional number of concurrent users for which

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        additional license fees have been paid, or on any basis other than that for which such third party software has been licensed;

(h) Purchaser shall be bound by the license agreement terms required by third party software providers of any of the Licensed Software as specified in the DSOWs which are procured by Supplier in prepackaged form for delivery to Purchaser under the Contract; and

15.1.2 Purchaser Rights: Purchaser's rights under this grant of license shall include:

        (a) the right to use the Licensed Software by means of, or in conjunction with, known and future technologies, including but not limited to known and future platforms, provided that such technologies (or platforms) have been duly licensed to Purchaser for such use. Purchaser has paid any required royalties or license fees associated with such license, and provided further that neither Supplier nor its Subcontractors shall have any obligation to support the Licensed Software on or in conjunction with such future technologies (or platforms).

        (b) the right to use Upgrades and Enhancements of the Licensed Software during the life of the System as it may be modified from time to time;

        (c) the right to permit employees, contractors and consultants of Purchaser to use and reproduce (to the extent reasonably necessary) the Licensed Software solely in conjunction with or for the purpose of the performance of services for Purchaser in connection with the System;

        (d) the right to permit System Users to use the executable form of the Licensed Software as required for their use of the System for its specified purposes;

        (e) the right to develop, or have developed on its behalf, Derivative Works, Future Developments, Upgrades, Enhancements or Error Corrections using the Licensed Software technologies; and

        (f) the right to use the Licensed Software for performing ISO functions as such functions are defined in the Trust Agreement, legislation, decisions of the CPUC, and the Memorandum of Understanding leading to the formation of the ISO as

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               of the Contract Date and subject to the restrictions of Section
               15.1.1 (a).

                15.1.3 With respect to third party software, nothing herein is to be construed as conveying any additional rights beyond that granted in the applicable third party software license as such licenses are identified in Annex G.

        15.2 Customized Software. To the extent that Customized Software and any Derivative Works of the Customized Software are licensed by Supplier to third parties. Supplier agrees to pay Purchaser a recoupment fee to be assessed on every such license granted; such Customized Software and applicable recoupment fees which are to be negotiated. Such Customized Software and recoupment fees are identified in Annex B as updated from time to time as agreed by the Parties.

        15.3 Future Developments. Future Developments shall be made pursuant to a purchase order under terms, including ownership, to be negotiated on a case- by-case basis.

        15.4 Right to Copy the Licensed Software. Purchaser shall be entitled to make or cause to be made up to the number of copies of the Licensed Software as specified in the DSOWs for the purposes permitted hereunder, plus a reasonable number of backup and archival copies. Such copies may be made without further permission of Supplier or the copyright owner and regardless of whether such Licensed Software or other materials are copyrighted or otherwise proprietary. All such copies shall be subject to the terms of the Contract and to the applicable license agreement.

        15.5 Distribution Rights: Purchaser may distribute authorized copies of the Licensed Software for purposes permitted hereunder to Authorized Users (subject to Section 14 obligation to obtain non-disclosure agreements) by such means or technologies as Purchaser may choose, including without limitation physical media, electronic transmission and telecommunications, and known and future technologies, provided that such distributions are in accordance with the confidentiality provision of Section 14.

16. SOURCE CODE

        16.1 Supplier shall deliver to Purchaser the Source Code for these portions of the Licensed Software specified in the DSOW.

17.  INSPECTION, TESTING AND ACCEPTANCE

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17.1    Inspection: Purchaser shall have the right at all reasonable times to inspect and witness testing of the System and to verify milestone completion through visual inspection or review of relevant records. Supplier shall make all necessary arrangements and provide all reasonable facilities and access for such inspection and witnessing, either at Supplier's place of fabrication, manufacture or assembly, or at any other place where any major assembly of the System is fabricated, manufactured or assembled. Inspection by Purchaser shall not be construed as constituting either a waiver of any rights of Purchaser or obligations of the Supplier, or Acceptance. Supplier shall give Purchaser a minimum often (10) calendar days prior notice as to the time when the System or any major hardware and software component thereof will be ready and available for inspection.

17.2    Stage I Testing, Placing m Service and Acceptance:

        17.2.1 The System shall be tested by Supplier and Purchaser pursuant to ATPs as provided in the appropriate Stage I DSOWs, to include Integrated System Stability Testing, Operational Dry Run, and Availability Test.

        17.2.2 Ready To Be Put In Service

               17.2.2.1 Upon completion of the Stage I Operational Dry Run, the
                        System will be deemed to be ready to be put in service if there are no Critical Variances. "Critical Variances" are those which (i) render any Stage I System functions as defined in the DSOWs unavailable, (ii) reduce the availability of the total System below adequate levels,
                        (iii) produce erroneous results which affect System operations, or (iv) render System performance below adequate levels as specified in the DSOWs.

               17.2.2.2 The existence of variances which are not Critical
                        Variances will not be a basis to consider the System not ready to be put in service. However, an aggregation of variances which individually are not Critical Variances but which in combination meet the criteria for a Critical Variance, will be considered as a Critical Variance for purposes of this section.

               17.2.2.3 If, despite the existence of Critical Variances, the
                        System is actually placed in service by the ISO, it

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will be deemed to be ready to be put in service for the purposes of this section.

17.2.3  Acceptance:

        Acceptance of the System ("Acceptance") by Purchaser shall occur when all of the following conditions have been met or waived by the Purchaser in writing:

        17.2.3.1 All tests required by this Contract and me DSOWS, required for Stage I have been completed in accordance with the terms and conditions herein; and

        17.2.3.2 The System has been put in service and meets all of the requirements for Stage I set forth in this Contract and the DSOWS and operates and performs all functions as described. ,

        17.2.3.3 All deliverables including instruction books, manuals, and all other Documentation, have been received by Purchaser in conformance with this Contract; and

        17.2.3.4 Purchaser or PR has notified Supplier in writing of Acceptance.

        17.2.3.5 The Work shall be deemed completed, accepted, and ready for final payment when all of the aforestated conditions have been met. Upon such Acceptance, Supplier shall invoice Purchaser for the final payment and any and all outstanding retention.

17.2.4 In the event Purchaser has not notified Supplier in writing of Acceptance and Supplier believes Section 17.2.3 has been satisfied so that Acceptance by Purchaser is warranted. Supplier may notify Purchaser in writing asserting that Acceptance is warranted and Purchaser shall respond within thirty (30) days, stating whether it agrees with Supplier. In the event Purchaser determines Acceptance is not yet warranted, the Parties shall make a good faith effort to resolve such dispute prior to resorting to dispute resolution pursuant to
        Section 26. Pending resolution of such dispute. Purchaser shall otherwise pay undisputed properly invoiced amounts and Supplier shall continue to perform the Work in accordance with the Work Schedule.

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        17.3   Stage Two Testing and Acceptance: Stage II testing shall be conducted pursuant to the Stage II DSOWS that will be developed and agreed to as provided in Section 5.1.2. Acceptance of the Stage II System shall be accomplished by the same procedures as required for Stage I acceptance at Section 17.2.3.

18.     WARRANTIES

        18.1 System Warranty: Supplier warrants that all components of the System (including but not limited to hardware and Licensed Software) furnished by Supplier under the Contract, shall:

               (a)    be free of all liens and other encumbrances of title;

               (b) be new as of a date not earlier than the Contract Date, not from the surplus market, and of the kind and quality specified in the DSOWs;

               (c)    perform the functions specified in the Contract; and

               (d) conform to all requirements and descriptions, detailed and general, regarding the System contained in the Contract and/or the Documentation.

        18.2 Software Warranty: Supplier warrants that the Licensed Software will:

               (a) be in good operating order and conform in all respects to the Documentation, all applicable ATPs and the Contract;

               (b) be compatible with and operate properly on, or with, the hardware for which it is intended;

               (c) be free from viruses or other surreptitious code that affect the operation or the good working order of the Licensed Software or the System;

               (d) not contain any code which would have the effect of disabling or otherwise shutting down authorized use of all or any part of the Licensed Software or the System; and

               (e) on or before July 1, 1998, be century compliant for the year 2000. In order to be century compliant. Supplier agrees that the Customized Software shall be capable of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year, and that Supplier shall use

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               its best efforts to ensure Licensed Software obtained from third parties (excluding Customized Software provided by Ernst & Young LLP which shall be treated for these purposes as being provided directly by Supplier) shall be so capable. Supplier agrees that Purchaser may request test scripts from Supplier to validate that the Licensed Software is century compliant and determine the latest future date such Licensed Software is able to process. In the event Supplier is unable to validate the ability of the Licensed Software to be century compliant on or before July 1, 1998, Supplier shall, within 10 days of Purchaser's request, at Purchaser's option, either (a) permit Purchaser to modify such software so that it is century compliant or (b) reimburse Purchaser for the costs of obtaining a function equivalent of such software.

18.3 Hardware Warranty: All Hardware is supplied only as warranted by the manufacturer. All original manufacturer's warranties covering the hardware shall be transferred and assigned to Purchaser upon installation of such hardware at the Jobsite, or System Premises, as appropriate. Upon expiration of such warranties, it shall be the responsibility of Purchaser to enter into a hardware maintenance agreement directly with the manufacturer or a third party of Purchaser's choosing. Supplier warrants that all hardware delivered by Supplier under the Contract shall be free of all liens and encumbrances.

18.4 Documentation Warranty: Supplier warrants that the Documentation shall be accurate, complete, and as specified in the DSOW. Supplier shall, at its sole expense, promptly correct any nonconforming Documentation .

18.5 DISCLAIMERS: SUPPLIER EXPRESSLY WARRANTS THE SYSTEM AND THE WORK PERFORMED HEREUNDER ONLY AS SET FORTH HEREIN. SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED. NO IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY. SUPPLIER'S SOLE OBLIGATION AND THE EXCLUSIVE REMEDIES OF PURCHASER FOR ANY BREACH BY SUPPLIER OF ITS WARRANTIES SHALL BE AS EXPRESSLY STATED IN THIS SECTION 18.

18.6 Exclusions: The limited warranty provided in the Contract will not apply to, and Supplier will have no warranty obligation with respect to, any defect, malfunction or nonconformity resulting from (i) improper site preparation or maintenance by or on behalf of Purchaser (other than by Supplier or its Subcontractors), (ii) calibration, maintenance, modification or use by or on behalf of Purchaser (other than by Supplier or its Subcontractors), (iii) operation of hardware outside of its published environmental specifications, includ-

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        ing any failure of electrical power, air conditioning or humidity controls, (iv) hardware, software, interfacing or supplies installed or supplied by Purchaser, any subcontractor to Purchaser (other than Supplier or its Subcontractors, or any System User, or (v) any cause other than ordinary use. In addition, Supplier will have no warranty obligation to adjust, repair or replace any component of its adjustment, repair or replacement is made impractical because of post-installation changes made by Purchaser or its subcontractors (other than by Supplier or its Subcontractors) rendering such component inaccessible for purposes of the required adjustment, repair or replacement.

18.7 Duration: Any failure of the System, the Documentation or the Licensed Software to comply with the express warranties set forth in this Section 18 which is discovered within one year after acceptance of the portion of the Work affected by such failure, but not later than the effective date of the Maintenance Agreement into which Purchaser will enter as provided in this Contract, shall be corrected by Supplier in a manner approved by the Purchaser, such approval not be unreasonably withheld, at Supplier's sole expense with due diligence and dispatch as required to make the System conform to the warranties stated hi this Contract, including, but not limited to, any necessary adjustments, modifications, repair or replacement, changes to the Licensed Software and Documentation, and including all necessary parts, transportation charges and labor as may be necessary. Such correction shall be Purchaser's exclusive remedy and Supplier's sole liability for any such breach of warranty.

18.8 Warranty Performance: Supplier shall perform such corrective Work at the facilities where the System is installed to minimize the down time of the System. Such Work shall be performed as follows: For any defects, mal functions or nonconformities that prevents the proper use of the System, Supplier shall provide diagnostic information within four (4) hours after the Purchaser's problem call, and, if correction at the Jobsite is required, shall dispatch personnel within twenty-four
        (24) hours after the Purchaser's problem call to perform such corrective Work. For minor defects, malfunctions or nonconformities which do not affect the use or operation of the System, Supplier may group the correction of such defects, malfunctions or nonconformities as agreed to by the Purchaser.

18.9 Cover: If Supplier fails to promptly make the necessary corrections of defects, malfunctions or nonconformities discovered during the warranty period, the Purchaser, upon notification to Supplier, may perform or have performed such necessary warranty correction work and Supplier shall pay the Purchaser for all such costs reasonably incurred including, but not limited to, direct labor programming, consulting, material, subcontracts, and other related costs.

18.10 Services: Supplier warrants that all Work performed by Supplier pursuant to the Contract shall be performed with the degree of skill of the trade and care required by good and sound procedures and practices prevailing at the time when the services are performed and shall meet the requirements of the DSOW. In the event that any services performed pursuant to the Contract are discovered within ninety (90) days after completion of such services not to comply with the foregoing warranty. Supplier shall immediately correct and/or re-perform such services.

18.11 Conditions of Warranties: The warranties set forth in this Section 18 are subject to the following conditions applicable to the item for which a breach of warranty is claimed:

        18.11.1 The Purchaser shall give Supplier written notification (or telephone notification followed up in writing) of any failure to comply with a warranty within a reasonable time after the Purchaser becomes aware of such failure.

        18.11.2 The Purchaser shall have the right to continue to operate the System, or any part thereof which may require warranty correction or repair, until such time as the Purchaser elects to remove such System or part thereof from service; provided that, to the extent Supplier would not otherwise be liable under the Contract, Supplier shall have no liability or obligation to Purchaser for any damage to the System or liabilities caused by such continued operation.

        18.11.3 The Purchaser shall operate and maintain the System in accordance with the operation and, if applicable, maintenance procedures agreed upon by the Parties; provided and on condition that. Supplier shall furnish to Purchaser such operating and maintenance procedures clearly stated in writing and properly identified.

        18.11.4 Final payment by the Purchaser shall not release Supplier from any of its warranty obligations.

19.     SUPPLIER'S SYSTEM SUPPORT

        19.1 Supplier or Major Subcontractors shall make available replacement parts, expansion modules, hardware and software support on System components for a period of up to 10 years, provided that Purchaser shall have purchased, and Supplier put into effect, the Software Maintenance Agreements with Supplier or Major Subcontractor and appropriate maintenance agreements with hardware manufacturers through the same period. In the event, however, that certain of these devices are not available due to obsolescence, and duplicates

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                  cannot be purchased at a reasonable price in comparison with that of the original unit, the Supplier may, with prior Purchaser approval not be unreasonably withheld, supply a device which is nearly similar and provides comparable services with functionality and responsiveness comparable to the obsolete device.

        19.2 If, for administrative reasons. Purchaser orders replacement parts for the System under a new purchase order instead of under the Contract, Supplier or Major Subcontractors agrees to sell such replacement parts under these general terms and conditions as set forth in the Contract.

        19.3 Supplier further agrees that, if Supplier or Major Subcontractors cannot or no longer fulfills its maintenance and spare part obligations. Supplier or Major Subcontractor shall use it best efforts to provide or secure for Purchaser the necessary maintenance services and, on a form, fit, and function basis, the required spare parts.

        19.4 Supplier shall not unreasonably interfere with normal operation of the facilities where the System is installed, or with the equipment, or the work of any contractors or subcontractors on the System Premises. When Supplier anticipates unavoidable interference, it shall so notify the PR as soon as possible, but at least fifteen (15) days in advance. The PR shall determine, in advance, whether such interference is unavoidable and shall, if required, establish the reasonably necessary procedures under which the interference shall be allowed. The PR shall have final determination of priorities in case of conflicts with operations or work of others. Supplier shall not operate any of the ISO's equipment (other than the affected portions of the System if necessary at the sole discretion of Purchaser to provide the System support) or control devices or those of any other contractor or subcontractor to Purchaser on the System Premises.

20.     INFRINGEMENT PROTECTION

        20.1 Supplier shall indemnify and save harmless the Purchaser and its successors, permitted assignees and transferees and Authorized Users (all herein referred to individually as "Infringement Indemnitee" and collectively as "Infringement Indemnitees") against any and all liabilities, judgments, costs, expenses, and damages, which may be awarded against any of the Infringement Indemnitees in any suit, action or proceeding brought against any of the Infringement Indemnitees for infringement or alleged infringement of any Intellectual Property Right in a court of competent jurisdiction, arising out of the use by the Infringement Indemnitee(s) of the System or any part thereof, in the ordinary course of its use for the purposes hereunder specified or the exercise of any rights granted under Section 15 hereof. If any action, claim

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

        or suit for infringement of any Intellectual Property Right or other proprietary right, or royalty or license agreement, be made or instituted against the Infringement Indemnitee(s) as above specified on account of the use of the System, (or any part thereof) or the exercise of the granted rights. Supplier shall assume the defense of such action, claim or suit and all expenses incident to the defense thereof.

20.2 Supplier shall have no liability under this section and Purchaser shall indemnify and save harmless Supplier: (i) for any claim of infringement based on me use of any superseded or altered release of any Licensed Software provided or obtained by the Purchaser from parties other than the Supplier if the infringement would have been avoided by the use of a current unaltered release of the Licensed Software (or component thereof) provided to Purchaser by Supplier; (ii) for any claim of infringement based on Purchaser's modification of the System or any component thereof; (iii) for any claim of infringement based on Purchaser's use of the System in conjunction with any product or software not furnished by Supplier or for a purpose not specified in the DSOWs; or (iv) in the event the violation of such third party rights were due to directions by Purchaser to adopt specific hardware or software items or configurations that had not been proposed by the Supplier to meet the requirements of the DSOWs. In assuming the defense of such claim(s) or suit(s) Purchaser shall have control thereof and Supplier shall provide Purchaser with the assistance, information, and authority necessary to perform its obligations under this Section. The Infringement Indemnitee(s) shall be kept fully informed as to the progress thereof and have the right to confer about and give advice and assistance regarding the same.

20.3    Consistent with the scope of Supplier's obligations as set forth in
        Section 20.1, in the event that (a) there is an adjudication that the System or any component or its use constitutes infringement, or (b) the use or sale of any such System or component is enjoined. Supplier shall or as soon as possible and in any event within thirty (30) days from the occurrence of any of the aforestated events, at its option and expense either:

                 (i) Procure for the Purchaser the right to continue using the System;

                 (ii) Replace the System or infringing components with non-infringing ones providing service equal to that contracted for hereunder; or

                 (iii) Modify the System or infringing components thereof so that they become non-infringing while providing service equal to that contracted for hereunder.

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20.4    Supplier's obligations under Section 20.3 shall be in addition to those under Section 20.1 but together constitute Supplier's entire liability and Purchaser's exclusive remedy for infringement of any Intellectual Property Rights.

21.     FITNESS FOR DUTY

        21.1   Supplier and its Subcontractor personnel on the Jobsite shall:

               (a)    report for work in a manner fit to do their job;

               (b) not be under the influence of or in possession of any alcoholic beverages or of any controlled substance (except a controlled substance as prescribed by a physician so long as the performance or safety of the Work is not affected thereby); and

               (c) not have been convicted of any serious criminal offense which may have an adverse impact on Purchaser.

        21.2 Searches by Purchaser's authorized representatives may be made of lockers, storage areas, vehicles, persons or personal effects on Purchaser's-owned or leased property at various times without prior announcement. Such facility inspections may be conducted using detection dog teams to search work areas and other common areas in order to detect evidence of unlawful drug use or other prohibited items (pyrotechnics, explosives, firearms, weapons, or facsimiles thereof, alcohol and illegal drugs). Prohibited Items must not be brought onto or kept on such property.

        21.3 Supplier shall (i) advise its personnel of these requirements before they enter on the Jobsite or System Premises, as appropriate, (ii) notify Purchaser of any violation of these requirements, and (iii) unless the Parties otherwise agree, immediately remove from the Jobsite or System Premises, as appropriate, any person determined to be in violation of these requirements. Supplier shall impose these requirements on its Subcontractors. The aforestated requirements apply solely to Jobsites and System Premises, as appropriate, and shall not be construed to reflect the employment or contractual relationships of Supplier, its employees, agents or Subcontractors.

22.     INDEMNITY

        22.1 Supplier shall, at its own cost, defend, indemnify and save harmless Purchaser, and its officers, agents, employees, and assignors, assignees, and successors in interest ("Indemnified Parties") from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs including attorney's fees and expenses, or any of them, resulting from the death or

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        injury to any person or damage to or losses of any property arising out of, and during, the Supplier's performance except to the extent caused by the negligence or willful misconduct of such Indemnified Parties.

22.2 Supplier shall save harmless Purchaser, its assignees and successors in interest for any and all damages, costs and expenses (including property replacement costs) arising from damage to or loss of Purchaser's property (which for purposes of this Section 22.2 shall include but not be limited to the System, the System Premises and any equipment on the System Premises) arising out of and during the Supplier's performance of the Contract, except to the extent caused by the negligence or willful misconduct of Purchaser.

22.3 The indemnities set forth in this Section 22 shall not be limited by the insurance requirements set forth in Section 23.

22.4 Purchaser shall, at its own cost, defend, indemnify and save harmless Supplier, and its officers, agents, employees, assignors, assignees, and successors in interest ("Indemnified Parties") from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs including attorney's fees and expenses, or any of them, resulting from the death or injury to any person or damage to or losses of any property arising out of or in connection with the Purchaser's performance, or Purchaser's failure of performance of the Contract, however caused, except to the extent caused by the negligence or willful misconduct of such Indemnified Parties.

22.5 Supplier's indemnity obligations set forth in this Section 22 shall not apply to liabilities, damages, losses, claims, demands, actions, causes of action, costs, or any of them, arising from claims asserted by third parties, based on Purchaser's use of the System, and Purchaser shall indemnify and defend Supplier ("Indemnified Party") from and against any and all such claims.

22.6 The indemnity obligations contained in this Section 22 are contingent upon the Indemnified Parties giving the indemnifying party prompt written notice of any such claim, full cooperation in the defense of any such claim, and the right to defend against any such claim with counsel of the indemnifying party's choosing and to settle or compromise any such claims as the indemnifying party deems appropriate, subject to the payment by the indemnifying party of any settlement or compromise amount. Failure to do so shall relieve the indemnifying party of any obligation or liability pursuant to this Section 22. Except to the extent costs were reasonably and necessarily incurred prior to prompt notice being given to the indemnifying party, the Indemnified Parties shall not incur, nor shall the indemnifying party be liable for, any of the Indemnified Parties' costs or expenses related to such claims, without the consent of the indemnifying party. Indemnified Parties shall have the right to

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               employ their own counsel for any such claim, but the fees and expenses of such counsel shall be borne by the Indemnified
               Parties.

23.     INSURANCE

        23.1 Supplier shall maintain for the Work, and shall require that each Subcontractor performing any service at the Jobsite or System Premises, as appropriate, (except material delivery only) (hereinafter referred to as "Jobsite Subcontractor") maintain, at all times during the Work and at its own expense, valid and collectible insurance as required below. This insurance shall not affect Supplier's liability under the indemnity provisions of
               Section 22, and shall not be terminated, expire, nor be materially altered without giving thirty (30) calendar days' advance written notice to Purchaser.

               23.1.1 As evidence that policies do in fact provide the required coverages and limits of insurance listed below and that such coverages and limits are in full force and effect. Supplier shall furnish to Purchaser certificates of insurance on forms reasonably acceptable to Purchaser. Supplier shall require each Jobsite Subcontractor to provide such certificates of insurance to Supplier. Certificates shall be furnished and made available within thirty (30) days after execution of the Contract or subcontract but in any event prior to start of the Work.

               23.1.2 Any other insurance carried by Purchaser, its officers, agents, and employees which may be applicable shall be deemed to be excess insurance and Supplier's insurance shall be deemed primary for all purposes despite any conflicting provision in Supplier's policies to the contrary, solely to the extent of Supplier's indemnity obligations under the Contract.

                      (a) Worker's Compensation with statutory limits, as required by the state in which the Work is performed, and Employer's Liability Insurance with limits of not less than $1,000,000, Carriers furnishing such insurance shall be required to waive all rights of subrogation against Purchaser, its officers, agents, employees and other contractors and subcontractors.

                      (b) Commercial General Liability Insurance, written on an "occurrence" basis, products/completed operations, broad form property damage liability, and contractual liability. Such insurance shall bear a combined single limit per occurrence and annual aggregate of not less than $5,000,000, exclusive of defense costs as respects products and completed operations, and a combined single limit per occurrence and annual

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aggregate of not less than $5,000,000, exclusive of defense costs as respects all other coverages. Such insurance shall: (i) acknowledge Purchaser, its officers, agents and employees as additional insureds as regards Supplier's acts or omissions; (ii) be primary for all purposes; (iii) contain standard cross-liability or severability of interest provisions; and (iv) contain no explosion, collapse, or underground exclusions, to the extent of Supplier's indemnity obligations under the Contract.

                      (c) If Supplier elects, with the concurrence of Purchaser, to use a "claims made" form of Commercial General Liability Insurance, then the following additional requirements shall apply: (i) the retroactive date of the policy shall be at least one (1) day prior to the commencement of the Work; and (ii) coverage for the Work shall be maintained in effect for a period of not less than two (2) years after completion of the Work, or a supplemental extended reporting period of not less than two (2) years after completion of the Work shall be included. These requirements shall ensure that such insurance shall enable Purchaser to recover for claims reported at any time commencing with the start of Work and continuing to a date not less than two (2) years following completion of the Work.

       23.2 Each Party shall report immediately to Purchaser and confirm in writing any injury, loss, or damage incurred by either Party or Jobsite Subcontractors in connection with the Work, or its receipt or notice of any claim by a third party, or of any occurrence that might give rise to such claim.

       23.3 If Supplier fails to comply with any of the provisions of this Insurance Section, Supplier shall, at its own cost, defend, indemnify and hold harmless Purchaser, its officers, agents, employees, assignors and assigns, and predecessors and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs including attorney's fees and expenses, or any of them, resulting from the death or injury to any person or damage to any property to the extent that Purchaser would have been protected had Supplier complied with all of the provisions of this section.

24.  SAFETY NOTIFICATIONS

       24.1 Supplier shall provide (obtain from its Subcontractors or other appropriate affiliates) a Material Safety Data Sheet ("MSDS") for each chemical product

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               (e.g., lubricants, solvents, paints, cleaners, inhibitors, etc.)
               prior to its use at the Jobsite or System Premises, as appropriate, and for any such product that may be contained in any equipment furnished to Purchaser as a part of the Work.

               24.1.1 Such MSDSs shall be maintained at the Jobsite or System
                      Premises, as appropriate, shall be subject to review by Purchaser, and shall be turned over to Purchaser upon acceptance of the Work and prior to Contractor's leaving the Jobsite or System Premises, as appropriate.

               24.1.2 A revised MSDS shall also be obtained whenever the
                      formulation or evaluation of a product is changed.

               24.1.3 All MSDSs shall comply with the Federal (29 C.F.R.Section
                      1910.1200) and California (8 CACSection 5194) OSHA Hazard Communication Standards without exception, and shall also include, but not be limited to the following data: (If an item is not applicable. Contractor shall so state.)

                      Date of MSDS(s) preparation.
                      Contract number(s).

                      Supplier's and manufacturer's catalog number for the product and its container size and type.

                      All MSDS's shall be addressed to:

                      Mr. Eduardo Sugay
                      DE&S
                      5000 Executive Parkway - Suite 300
                      San Ramon, CA 94583

24.2    Container Labeling Requirements:

        24.2.1 Prior to shipment. Supplier shall, and shall require its Subcontractors to, label all containers of hazardous materials, as defined by the State of California's and the Federal Government's OSHA programs. Such labels shall include, as a minimum:

                 1. The specific chemical identity of the substance. If the product is a mixture, list the components present in concentrations of 1% or more, or 0.1% or more if a carcinogen.

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                 2.   The name and address of the manufacturer, importer or
                      other distributor.

                 3. Warning statements of the substance's Flammability, Corrosivity, Toxicity, Reactivity, Primary Routes of Bodily Entry and Target Organs affected.

                 4.   Emergency and first aid procedures.

                 5.   The potential for fire and/or explosion.

                 6, Any generally known precautions for safe use and handling of the substance.

         24.2.2 These labels shall be clearly legible and capable of withstanding normal shipping and handling while maintaining legibility of ALL information printed thereon.

         24.2.3 Any container at the Jobsite or System Premises, as appropriate, without said label, or with illegible information thereon, is subject to rejection and, at the sole discretion of Purchaser, may be removed from the Jobsite or System Premises, as appropriate, and disposed of at an approved dump site at Supplier's expense.

24.3 California's Toxic Enforcement Act Requirements: Supplier is hereby warned that exposure to chemicals known to the State of California to cause cancer, birth defects, or other reproductive harm may occur at Purchaser's facilities. Upon request. Purchaser shall make available to the Supplier, and its employees, a Material Safety Date Sheet (MSDS) for such chemical exposures at the Jobsite or System Premises, as appropriate. Supplier shall inform its Subcontractors of the above information. From the time that Supplier enters Purchaser facilities or begins Work until the time the Work is completed. Supplier shall, and shall require its Subcontractors to, issue warnings to personnel on the Jobsite or System Premises, as appropriate, the public, and Purchaser's personnel about exposure to chemicals known to the State of California to cause cancer, birth defects, or other reproductive harm. Supplier shall warn Purchaser of any exposure which may continue after Supplier has completed the Work. Such warnings may take the form of a Material Safety Data Sheet.

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25.  LIMITATION OF LIABILITY

       25.1 Purchaser, its agents, employees, contractors, subcontractors or consultants shall not be liable for indirect, incidental, punitive, special, or consequential damages, whether such damages arise in contract, warranty, indemnity, tort (including negligence), strict liability in tort or otherwise, including, but not limited to, lost profits, and damages arising out of commitments to contractors, or personal service contracts.

       25.2 Supplier, its agents, employees, subcontractors, suppliers, or licensors shall not be liable for any other indirect, incidental, special or consequential damages of any nature or kind due to any cause whatsoever, whether arising in contract, warranty, indemnity, tort (including negligence), strict liability in tort or otherwise including but not limited to loss of revenue or profit, loss of use, loss of power, damages suffered by Purchaser, any System User or any customer of the foregoing for service interruptions due to the marketing, sale, transmission of, or failure to market, sell or transmit, electricity, or for costs of capital or costs of replacement power.

       25.3

               25.3.1 Stage I: For Stage I work, notwithstanding anything to the contrary herein. Supplier's, its agents', employees', subcontractors, suppliers' and licensor's cumulative liability hereunder, on any and all claims, for any loss or damage arising out of, connected with, or resulting from this Contract, or from the performance or breach thereof, shall be limited to greater of (i) $10,000,000 or
                      (ii) the portion of the Contract Price actually paid solely for Stage I Work up to one- hundred percent (100%) of the Contract Price for Stage I Work.

               25.3.2 Stage II: For Stage II Work, notwithstanding anything to the contrary herein. Supplier's, it agents', employees', subcontractors' suppliers' and licensors' cumulative liability hereunder, on any and all claims, for any loss or damage arising out of, connected with or resulting from this Contract, or from the performance or breach thereof, shall be limited to the greater of (i) $1,500,000 or (ii) the portion of the Contract Price actually paid solely for Stage II Work up to one-hundred percent (100%) of the amount of the Contract Price paid for Stage II Work.

       25.4    In no event shall Supplier, its agents, employees.
               Subcontractors, suppliers or licensors be liable for preexisting conditions, delays, curtailment of plant operations, process failure, pollution or environmental damage or fines levied

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by regulatory agencies as a result of pollution, occupational disease or toxic torts.

26.  DISPUTES

26.1 Generally: Any dispute pertaining to the Contract, which cannot be resolved between the SR and the PR shall be referred to Purchaser and the Supplier for resolution. If the Parties cannot reach an agreement within a reasonable period of time, the dispute shall be resolved as provided in Section 26.2. Pending resolution of a dispute. Supplier shall continue to perform the Work as directed by the PR and Purchaser shall continue to make payments for the undisputed items as set forth in the Contract.

26.2 Negotiations: The Parties shall attempt in good faith to resolve any dispute arising out of, or relating to, this Contract promptly by negotiations between an officer of Purchaser or his or her designated representative and an officer or executive of similar authority designated by Supplier. Either Party may give the other party written notice of any dispute. Within twenty (20) days after delivery of said notice, the designated persons shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the first meeting, either Party may initiate a mediation of the controversy.

         26.2.1 All negotiations and any mediation conducted pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations, to which Section 1152.5 of the California Evidence Code shall apply, and Section 1152.5 is incorporated herein by reference.

         26.2.2 Notwithstanding the foregoing provisions, a Party may seek a preliminary injunction or other provisional judicial remedy if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

         26.2.3 Each Party is required to continue to perform its obligations under this Contract pending final resolution of any dispute arising out of or relating to this Contract.

26.3     Resolution of Disputes Through Arbitration

         26.3.1 Any dispute arising between the Parties concerning contract terms or conditions including, but not limited to, specifications, performance criteria or pricing, or performance thereof, arising under or relating

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        to the performance of this Contract which dispute cannot be settled by the Parties within a reasonable time, not to exceed thirty (30) days after the meeting described in Sections 26.1 or 26.2 above, may be submitted by either Party to binding arbitration.

26.3.2 All disputes to be arbitrated shall be submitted to and decided by a board of three arbitrators, one to be appointed by Purchaser and one by Supplier, provided that both such arbitrators shall be professionals in the technical area in dispute; and the two arbitrators so appointed shall appoint a third arbitrator, who shall be an attorney experienced in the resolution of software systems disputes. If either Party shall fail or refuse to appoint an arbitrator within thirty (30) days after written notice has been given to it by the other Party naming the tatter's arbitrator, the Party giving such notice shall have the right to request the Presiding Judge of the Superior Court of the State of California in and for the City and County of Sacramento to appoint an arbitrator for the other Party so in default. If the two arbitrators thus chosen shall be unable to agree upon the third arbitrator, such arbitrator shall be appointed, upon application of either Party, by the Presiding Judge of the Superior Court of the State of California in and for the City and County of Sacramento. The arbitration will be conducted in accordance with the procedures of this Section 26.3.2 and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), In the event of a conflict, the provisions of this Contract shall control. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed to be bound by these procedures. The arbitrators shall have no power to award (i) damages inconsistent with the Contract or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages unless expressly provided for in the Contract. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction. No discovery shall be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither of the parties nor the arbitrators may disclose the existence, content or results of the

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                      arbitration, except as necessary to comply with legal or
                      regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The decision of a majority of the arbitrators, after a hearing at which both Parties shall have an opportunity to be heard and to introduce evidence, shall be binding upon the Parties hereto. Any award by such an arbitral proceeding shall be binding on both Parties and judgment thereon may be entered in any court of competent jurisdiction.

               26.3.3 The cost of the arbitrator appointed by Purchaser shall be bome by Purchaser; the cost of the arbitrator appointed by Supplier shall be bome by Supplier; and the cost of the third arbitrator and any attendant costs of arbitration shall be bome equally by Purchaser and Supplier. Except as otherwise specifically provided in this Section, any arbitration shall be subject to the provisions of Title 9 of Part 3 of the Code of Civil Procedure of the State of California. Each Party shall bear its own attorneys' fees and other expenses in connection with any such arbitration.

       26.4 Jurisdiction. Choice of Litigation Location: Any suit or action permitted to be brought between the Parties pursuant to the provisions of this Contract shall be litigated only in, to the extent permitted by law, the jurisdiction of any state or federal court sitting in the State of California and the parties unequivocably agree that all claims in respect of such action or proceeding may be heard and determined in such court.

27.  TERMINATION AT WILL

        27.1 Purchaser may, at any time, terminate for convenience (a "Termination at Will") of Purchaser the Contract, the Work, or any portion of the Work, by written notice to Supplier. Such notice shall be confirmed by a Change Order.

        27.2 Upon receipt of such notice of Termination at Will, Supplier shall stop performance of the terminated Work and take action as directed by Purchaser to carry out such termination.

        27.3 In the event of a Termination at Will, Purchaser shall pay to Supplier (i) the payments due for Work completed and for costs incurred by Supplier for Work in progress, including overhead and reasonable profit on such amounts; (ii) all costs reasonably incurred by Supplier in carrying out such Termination at Will, and (iii) all costs reasonably incurred by Supplier in the deacti- vation and redeployment of resources that had been committed to the Work,

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               less any amounts for salvage or credit for Supplier's use of any materials or equipment purchased or manufactured prior to termination, and for Supplier's stock items. Supplier shall furnish reasonably sufficient supporting data for any claims under this section, including the supporting data of its Major Contractors corresponding to the foregoing cost categories.

        27.4 Purchaser shall take possession of and title to any System components or materials that have been fabricated or procured, and shall receive a license (in accordance with the provisions of Section 15) to any Licensed Software to the extent included in the termination payment.

        27.5 The provisions of this Section 27 shall be Supplier's sole remedy for Termination at Will of the Contract or the Work or any portion thereof.

        27.6 Any termination under this Section 27 shall be without prejudice to any other rights of either Party which may have accrued prior to such termination.

28.  DEFAULTS AND TERMINATION FOR CAUSE

        28.1 If Supplier: (i) fails to perform any of its material obligations under the Contract; (ii) fails to give Purchaser adequate assurance of contract-compliant performance within fifteen (15) days after written demand by Purchaser when reasonable grounds arise for insecurity that contract provisions and deadlines will be met; (iii) fails to address a failure of performance immediately or cure a failure of performance within thirty (30) calendar days from Purchaser's notice of such failure; (iv) fails to meet the Supplier Performance Milestones or the Work Schedules, or to deliver the System or components thereof on or before the specified delivery dates and such failure is reasonably expected to adversely affect the completion of the system in accord with the Work Schedule; or (v) if all of the conditions of Acceptance have not been met on or before the date specified in the DSOWs, then Purchaser may (a) withhold payment of any further moneys which may be due Supplier until the default is cured, if a cure period is allowed by Purchaser, and/or (b) declare Supplier to be in default of the Contract by notice to Supplier in writing; and Purchaser shall in either case be entitled to terminate the Contract for cause (a "Termination for Cause"), in whole or in part. Any termination pursuant to this
               Section 28 shall not be deemed a Termination at Will within the meaning of Section 27; except that a regulatory or legislative action which has the effect of altering the Work Schedule for, or obviates the need for continuation of, the Contract shall be deemed a Termination at Will. Purchaser shall be entitled to damages and costs as provided by law. In no event shall Purchaser be liable for lost or anticipated profits, for overhead costs, or for any other charges or costs arising out of Purchaser's Termination for Cause of the Contract or any portion thereof.

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28.2    In the event a notice of Termination for Cause has been delivered by
        Purchaser pursuant to Section 28.1, Supplier shall stop the Work (or the portion thereof terminated by Purchaser) and return all data pertaining to the terminated Work provided by Purchaser. Purchaser may, consistent with Purchaser's obligation to mitigate its damages, require Supplier to proceed as follows:

        28.2.1 Supplier shall, upon payment in full for all parts of the System which have been completed, deliver to Purchaser all completed portions of the System and Documentation therefor, including the Licensed Software, and deliver to Purchaser all Licensed Software. In such event Purchaser shall have the right to have the System completed by others and to use the Licensed Software for that purpose, and any additional cost associated with the completion shall be reimbursed by the Supplier together with damages and costs provided by law; or

        28.2.2 Supplier shall remove the System or parts thereof as applicable at Supplier's expense, and shall refund to Purchaser all payments made by Purchaser to Supplier relating to the terminated Work. The appropriate refund shall be paid by Supplier to Purchaser, with interest accrued and compounded daily at a rate of two percent (2%) above the reference rate charged by the Bank of America, NT&SA, San Francisco California, on the first day of each month for that month or portion thereof. Full refund shall be paid within the thirty (30) consecutive calendar days immediately following the date of the written notice of termination from Purchaser, with interest accrued from the date that the payment was made by Purchaser to Supplier.

28.3    Liquidated Damages:

        28.3.1 In the event the Stage I System is not ready to be put in service on or before January 1, 1998, then the Purchaser shall have the right to collect from Supplier as liquidated damages the sum of $40,000 per day for each day until the Stage System is ready to be put in service, but not more than $2,400,000. The collection of such liquidated damages shall be Purchaser's exclusive remedy, and Supplier's sole liability, for damages for late completion of the Stage I System.

        28.3.2 In the event the Stage II System is not ready to be put in service on or before January 1, 1999, then the Purchaser shall have the right to collect from Supplier liquidated damages in a sum to be agreed by

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the Parties and stated in the Stage II DSOWs. The collection of such liquidated damages shall be Purchaser's exclusive remedy, and Supplier's sole liability, for damages for late completion of the Stage I System.

29.  WAIVER

       29.1 None of the provisions of the Contract shall be considered waived by either Party unless such waiver is specifically stated in writing, and signed by the authorized representative of the Party waiving the provision(s).

30.  ASSIGNMENT

       30.1 Subject to Section 30.4 of the Contract neither Party shall assign the Contract or any part thereof or interest therein, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect. ABB shall provide that Ernst & Young LLP a subcontractor to ABB shall not assign its subcontract without the prior written consent of Purchaser.

       30.2 Supplier shall notify Purchaser prior to the sale or transfer of control of its business to another entity. Neither ABB or Perbt Systems may assign, sell or otherwise alienate or reduce its interest in Supplier without the prior express written consent of Purchaser. Supplier shall notify Purchaser prior to the sale or transfer of control of Ernst & Young LLP to another entity.

       30.3 If Supplier enters into any voluntary or involuntary receivership, bankruptcy or insolvency proceedings, or voluntarily leaves the business of providing the System, Purchaser shall have the right to terminate the Contract under the default provisions set forth in Section 28.

       30.4 Purchaser reserves the right to assign and delegate its entire rights, obligations and interest, under this Contract, or any portion thereof, to a successor entity, including but not limited to the ISO contemplated by the Restructuring Decision, as may be required by the FERC or CPUC. Such an assignment or delegation shall become effective upon notice thereof to the Supplier.

       30.5 Upon any valid assignment or delegation hereunder, the assignee shall thereby assume all rights and obligations of the assignor and the assignor shall be relieved of all obligations to supplier, including those occurring before the assignment.

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31.  CONFLICT OF INTEREST/BUSINESS ETHICS

        31.1 No Existing Conflicts Of Interest: Supplier represents and warrants that it: (i) has no existing business or other relationship, contract or employment which could result in a material conflict with the best interests of Purchaser or in any way materially compromise the Work to be performed under the Contract, (ii) will perform the Work in accordance with the Contract without regard to any relationship or obligation that Supplier or any Subcontractor may have with any third party not a party hereto; and (iii) will disclose in Annex H any such relationships or obligations which may reasonably present the appearance of such a conflict of interest. Examples of such conflicts include, but are not limited to, having any direct or indirect affiliation with, or ownership interest in or by, any other Party or the Trustee or any member or member-representation of any advisory committee or advisor of the Trustee.

        31.2 Reasonable Care: Supplier shall exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict of interest within the meaning of Section 31.1.

        31.3 Other Employment: During the term of the Contract, Supplier, Major Subcontractors and Ernst & Young LLP, a Subcontractor, will not accept any employment or engage in any work which creates a material conflict of interest with Purchaser or in any way materially compromises the Work to be performed under the Contract, within the context of their policies and rules relating to business ethics.

        31.4 Gifts: Supplier, its employees, agents or Subcontractors shall not offer or cause to be offered gifts, entertainment, payments, loans or other services, benefits or considerations of more than a nominal value to Purchaser, the Trustee or any advisor or advisory committee to the Trustee, or to any of their employees, families, vendors, or subcontractors.

        31.5 Accurate Documentation: All financial statements, reports, billings, and other documents rendered shall properly reflect the facts about all activities and transactions handled for the account of Purchaser.

        31.6 Notification: Supplier shall immediately notify Purchaser of any and all violations of this Section 31 upon becoming aware of such violation.

        31.7 Availability Of Information: Purchaser's duly authorized representatives shall have, during the term of the Contract and for three (3) years thereafter, access at all reasonable times to all of the Supplier's and its Subcontractors' personnel, accounts and records of all description, including but not limited to computer files, directly relating to this Contract for the purpose of verifying

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               compliance with these Conflict of Interest/Business Ethics provisions. The Consultant and its Subcontractors shall preserve all such accounts and records for a period of three (3) years after the term of the Contract. Purchaser's duly authorized representatives shall have the right to reproduce any such accounts and records for the purpose as stated in the preceding sentence.

        31.8 Subcontractors: Supplier shall include the necessary provisions in its Subcontracts to ensure that its Subcontractors comply with this Section 31.

        31.9 No Hire: During the term of the Contract and for twelve (12) months thereafter, unless otherwise agreed to in writing prior to the offer of employment and only to the extent permitted under applicable law, each Party agrees that no employee of it or any of its Subcontractors who performs part of the Work will offer employment with such Party or any of its subsidiaries to any personnel of the other Party or its Subcontractors who provide services related to the Contract within the preceding twelve (12) months without the prior consent of the other Party.

32.     EQUAL OPPORTUNITY LAWS

        FEDERAL REGULATIONS: During the performance of the Contract and to the extent they may be applicable to the Contract, the Supplier agrees to
        (i) comply with all laws, orders, and regulations included by summary or reference in the following Sections and (ii) require flowdown of all such sections in all subcontracts as applicable:

        32.1   EQUAL EMPLOYMENT OPPORTUNITY-EXECUTIVE ORDER NO. 11246, 41 CFR
               PART 60-1: (Contracts of $10,000 or more) Provides that Supplier will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin and further that Supplier shall take affirmative action to ensure that applicant and employees are treated without regard to their race, color, religion, sex, or national origin.

        32.2   CERTIFICATION OF NONSEGREGATED FACILITIES-41 CFR 60-1.8:
               (Contracts of $10,000 or more) Supplier hereby certifies that Supplier will not maintain or provide segregated facilities for its employees and will not permit its employees to perform their services at any location under Supplier's control, where segregated facilities are maintained.

        32.3   CONSTRUCTION CONTRACTORS-AFFIRMATIVE ACTION REQUIREMENTS-41 CFR
               Part 60-4: (Contracts exceeding $10,000) Establishes procedures for soliciting and awarding federal or federally assisted construction contracts.

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        32.4   LISTING OF EMPLOYMENT OPENINGS-Executive Order 11701: (Contracts
               of $10,000 or more) Supplier will list employment openings with the Employment Development Department in accordance with the Vietnam Era Veterans Readjustment Assistance Act of 1974 and Executive Order 11701. The affirmative action clause set forth in 41 CFR 60-250.4 is incorporated herein by reference.

        32.5   EMPLOYMENT OF THE HANDICAPPED-Rehabilitation Act of 1973, 41 CFR
               Part 60-741: (Contracts of $2,500 or more) The affirmative action clause and the regulations contained in 41 CFR 60-741.4, and
               Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. Section 794), which prohibits discrimination on the basis of handicaps, are incorporated by reference in this Contract.

        32.6 FILING PROGRAM SUMMARIES AND PREPARING AFFIRMATIVE ACTION PLANS-Executive Order 11246, 41 CFR Part 60-2: (Contracts of $50,000 or more) If the value of the Contract is $50,000 or more and the Supplier has 50 or more employees, the Supplier agrees to file appropriate affirmative action program summaries in accordance with existing regulations and develop and maintain a current written affirmative action compliance program at each of its establishments.

        32.7 VIETNAM ERA VETERANS READJUSTMENT ASSISTANCE-Act of 1974, Title 41, Chapter 60, Part 250: (Contracts of $10,000 or more) The affirmative action clause and the regulations pertaining to the employment of disabled veterans and veterans of the Vietnam era are incorporated by reference in the Contract.

        32.8   AMERICANS WITH DISABILITIES ACT-42 U.S.C. Section 12101, et seq.:
               Supplier agrees that, to the extent it may be applicable to the Contract, Supplier shall comply with the Americans with Disabilities Act.

        32.9 Purchaser's POLICY: It is Purchaser's policy that Women, Minority, and Disabled Veteran Business Enterprises (WMDVBEs) shall have the maximum practicable opportunity to participate in providing the products and services Purchaser purchases.

        32.10 For all Purchaser contracts, the Supplier agrees to comply, and to require all Subcontractors and sub-subcontractors to comply, with Purchaser's Equal Opportunity Purchasing Program (EOPP) policy, as set forth in Annex I hereto. The Supplier shall provide to each prospective Subcontractor a copy of Annex I.

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        32.11  In addition, for contracts exceeding $500,000 (or $1 Million for construction contracts), the Supplier must comply with the Policy Regarding Utilization of Small Business Concerns and Small Disadvantaged Business Concerns, as described in Annex J hereto. The Subcontracting Plan for these contracts must include provisions for implementing the terms prescribed in Annex J.

        32.12 Small Business, and Small Disadvantaged Business Subcontracting Plans are not required for small business contractors, personal service contracts, contracts that will be performed entirely outside of the United States and its territories, or modifications to existing contracts which do not contain subcontracting potential.

        32.13 For all Purchaser contracts, the Supplier shall act in accordance with the Subcontracting Plan in the performance of the Work and in the award of all subcontracts.

33.     INJURY AND ILLNESS PREVENTION PROGRAM

        33.1 In the performance of the Work under this Contract, Supplier acknowledges that it has an effective Injury and Illness Prevention Program which meets the requirements of all applicable laws and regulations, including but not limited to Section 6401.7 of the California Labor Code. Supplier shall ensure that any Subcontractor hired by Supplier to perform any portion of the Work under the Contract shall also have an effective Injury and Illness Prevention Program. If the Supplier has any employees in California, even if those employees do not perform Work under the Contract, the attached Compliance Certificate (Annex K) shall be executed by the person with the authority and responsibility for implementing and administering such Injury and Illness and Prevention Program.

34.     SEVERABILITY

        34.1 Should any section, provision or portion of the Contract be held to be invalid, illegal or void, by a court of proper jurisdiction then, and in such event, any such section, provision or portion shall be deleted from the Contract and the Contract shall be read as though such invalid, illegal or void section, provision or portion was never included herein, and the remainder of the Contract shall nevertheless subsist and continue in force and effect until such time as the remaining provisions shall be modified or void, as agreed to by the Parties.

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35.     NOTICES

        35.1 Any invoice notice, request, demand, claim or other communication related to the Contract shall be (i) in writing and delivered by hand or by telecopier, certified mail (postage prepaid) or overnight courier to the other party's representative at its address stated in the Contract, (ii) effective when received,
               (iii) identified by the Contract number, and (iv) signed by the notifying Party's representative.

        To Purchaser:    Independent System Operator Restructuring Trust
                         Attn: Eduardo Sugay
                         DE&S
                         5000 Executive Parkway - Suite 300
                         San Ramon, CA  94583

        With a copy to:  Skadden, Arps, Slate, Meagher & Flom LLP
                         Attn: Martin R. Hoffman   "
                         1440 New York Avenue, N.W.
                         Washington, DC 20005-2111

        To Supplier:     ISO Alliance, LLC
                         c/o PSC Energy Corporation
                         633 West Fifth Street
                         Suite 3829
                         Los Angeles, California 90071

        With a copy to:  ABB Power T&D  Company Inc.
                         ABB Systems Control Division
                         Attn: Ralph Masiello
                         2550 Walsh Avenue
                         Santa Clara, California 95051

                         Manta &  Welge
                         Attn: John R. Attanasio
                         2005 Market Street
                         Philadelphia, Pennsylvania 19103

                         Perot Systems Corporation
                         Attn: General Counsel
                         12377 Merit Drive
                         Dallas, Texas 75251

35.2 Either Party may change the above information by giving notice of each change to the other Party.

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36.  GOVERNING LAW

       36.1 The Contract shall be interpreted, governed and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

37.  SECTION HEADINGS

       37.1 Section headings appearing in the Contract are for convenience only and shall not be construed as interpretations of text.

38.  SURVIVAL

       38.1 Notwithstanding completion or termination of the Work or of the Contract, the Parties shall continue to be bound by the provisions of the Contract which by their nature are intended to and shall survive such completion or termination.

39.  ENTIRE AGREEMENT

       39.1 The Contract contains the entire agreement and understanding between the Parties and merges and supersedes all prior representations and discussions pertaining to the Contract, including Supplier's proposal (except as specifically included). Any changes, exceptions or different terms and conditions proposed by Supplier, or contained in Supplier's acknowledgment of the Contract, are hereby rejected and shall have no force or effect unless expressly stated in the Contract or incorporated by a Change Order.

       39.2 No significance shall attach to any differences between any terms in the Contract and any analogous terms in any other contract between Purchaser and Supplier or between Purchaser and any of Supplier's members. No such differences shall be used to interpret, construe, or explain any term of the Contract or any other such contract.

40.  REPRESENTATIONS

       40.1 Supplier Representations. Supplier hereby represents, warrants and covenants to Purchaser that:

               (a) it has the power and authority to enter into this Agreement and fully to perform its obligations hereunder; and

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        (b)    all necessary organizational action to approve the execution, delivery and performance of this Agreement has been duly taken by it, and this Agreement constitutes a valid and binding Agreement of such Party enforceable against it in accordance with its terms.

40.2 Purchaser Representations. Purchaser hereby represents, warrants and covenants to Supplier that:

        (a) it has the power and authority to enter into this Agreement and fully to perform its obligations hereunder;

        (b) all necessary organizational action to approve the execution, delivery and performance of this Agreement has been duly taken by it, and this Agreement constitutes a valid and binding Agreement of such Party enforceable against it in accordance with its terms; and

        (c) neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the charter or bylaws of Purchaser.

IN WITNESS WHEREOF the Parties have caused-this Contract to be signed by their authorized officers or representatives as of this tU-of March, 1997.

INDEPENDENT SYSTEM OPERATOR RESTRUCTURING TRUST

/s/

S. David Freeman, Not in his personal
       capacity but as Trustee for the
       Independent System Operator
       Restructuring Trust

ISO ALLIANCE LLC

/s/


By: Perot Systems corporation       By:
Its: Manager                              A---Member

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